SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 18, 2009

deCODE genetics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30469	04-3326704
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Sturlugata 8, IS-101 Reykjavik, Iceland

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +354-570-1900

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.03.      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 18, 2009 the U.S. Bankruptcy Court for the District of Delaware granted interim approval of the debtor-in-possession credit agreement between deCODE genetics, Inc. (“deCODE”) and Saga Investments, LLC (“Saga”).   Following such approval, Saga advanced $3,600,000 pursuant to the credit agreement.

Item 3.01.                  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 18, 2009, deCODE received a notice from the Nasdaq Stock Market (“Nasdaq”) stating that, unless deCODE requests an appeal of the Nasdaq determination, trading in deCODE’s common stock will be suspended as of November 30, 2009 and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove deCODE’s common stock from listing on Nasdaq.  The Nasdaq determination was made pursuant to Nasdaq Listing Rules 5101, 5110(b) and IM-5101-1, which give Nasdaq discretionary authority over the listing of securities and in particular the discretionary authority to suspend or terminate the listing of a security of a company that has filed for protection under the federal bankruptcy laws.   The determination was also based on deCODE’s non-compliance with Listing Rule 5250(c)(1) as result of its failure to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 as of the date of the notice.

On November 24, 2009, deCODE appealed the determination to the Nasdaq Listing Qualifications Panel (the “Panel”).  Accordingly, deCODE’s common stock will continue to be listed on The Nasdaq Global Market pending the conclusion of the appeal process. There can be no assurance that the Panel will grant deCODE’s request for continued listing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

deCODE genetics, Inc.

	By:	/s/ Kari Stefansson
Kari Stefansson
President and Chief Executive Officer

Dated: November 24, 2009